EX-99.(h)(7)

SECURITIES LENDING AGENCY AGREEMENT dated as of August 24, 2011 (the “Agreement”) between the series listed on Schedule 1 hereto (as amended from time to time) of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together, the “Funds”), and Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts (“BBH&Co.”).

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between BBH&Co. and each Fund, and no Fund shall be responsible or liable for any obligations of any other Fund under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.  In addition, with respect to transactions entered into by a Fund, neither BBH&Co. nor any borrower shall in any event have recourse to any assets including Collateral (as defined below), of any other Fund.

WHEREAS, the Fund has appointed The Bank of New York Mellon (formerly, BNY Mellon Investment Servicing Trust Company) as its custodian pursuant to a Custodian Agreement dated  June 30, 2010 (the “Custodian Agreement”); and

WHEREAS, the Fund intends to lend securities to securities brokers and other borrowers which have been or will be approved by the Fund; and

WHEREAS, the Fund intends to appoint BBH&Co. as its lending agent to act as its agent in connection with the securities lending program and to lend in accordance with operational procedures established by BBH&Co. and which govern securities lending activity by the Fund, hereinafter referred to as “Operational Procedures”;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.     Appointment.  The Fund hereby appoints BBH&Co. as its lending agent for the purposes set forth herein.  BBH&Co. hereby accepts such appointment.  BBH&Co. is acting solely as a directed agent of the Fund hereunder and owes no fiduciary duties to any person with respect to this Agreement.  BBH&Co. shall have no duties or responsibilities in respect to securities lending transactions except those expressly set forth in this Agreement.

2.     Authorizations.  The Fund hereby authorizes BBH&Co. to act as its agent as set forth in this Section.

2.1                   Lending of Available Securities.  The Fund hereby authorizes the lending of securities of those portfolios identified in Schedule 1 hereto (“Available Securities”) which are held in accounts maintained with BBH&Co. or its subcustodians, or, in the case of third party lending, either the Fund’s custodian or subcustodian (each a “Custody Account”).

2.2                   Lending to Approved Borrowers.  The Fund hereby authorizes the lending of Available Securities to any one or more of the institutions prescribed by the Fund and listed on Schedule 2 hereto (each, an “Approved Borrower”) pursuant to a securities loan agreement authorized under Section 3 hereof (“SLA”).  The Fund may instruct BBH&Co. in writing to delete an Approved Borrower from Schedule 2 at any time in which case, absent contrary instructions from the Fund, BBH&Co. shall terminate all securities loans with such Approved Borrower.  BBH&Co. shall apply such restrictions or limits on Approved Borrowers as the Fund may instruct BBH&Co.  in writing from time to time.

2.3                   Authorizations by Fund.  The Fund hereby authorizes and empowers BBH&Co. to execute in the Fund’s name all agreements and documents as may be necessary or appropriate in their judgment to carry out the purposes of this Agreement.  It is understood and agreed that BBH&Co. is authorized to supply any information regarding the Fund and any loan of securities effected pursuant to an SLA that is required by this Agreement or under applicable law.

Without derogation to the Fund’s rights under Section 2.2, the parties may mutually agree to changes to the Available Securities or Approved Borrowers by executing and delivering an updated Schedule 1 or 2, respectively.

3.     Securities Loan Agreement.  BBH&Co. is hereby authorized to execute an SLA as the Fund’s agent on a disclosed basis with each Approved Borrower.  The SLA will be in substantially the form of Schedule 3 annexed hereto.  Subject to the preceding sentence, the terms of the SLA with each Approved Borrower may vary depending upon any separate negotiation between BBH&Co. and such Approved Borrower and other factors, but shall be consistent in all material respects with the requirements of this Agreement, and terms will not be varied so as to materially limit or restrict the Fund’s rights and remedies under this Agreement.  The Fund agrees to be bound by the terms of SLA’s entered into by BBH&Co. with Approved Borrowers with respect to the Fund’s participation in the securities lending program as though the Fund were itself a party to all of such agreements.  The Fund agrees, upon request, to promptly furnish or cause to be furnished to BBH&Co. the Fund’s financial statements to enable BBH&Co. to comply with any request therefor by any Approved Borrower in connection with any SLA.  Certain terms of individual loans, including the amounts or fees to be received or paid to the Approved Borrower, shall be negotiated at the time a loan is made.  BBH&Co. may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit the same to the Approved Borrower in accordance with such SLA.  The Fund understands and agrees that the identity of the Fund will be disclosed by BBH&Co. to the Approved Borrower in accordance with the SLA.

4.     Loan of Securities.  During the term of any securities loan, the Fund shall permit the loaned securities to be transferred, pursuant to an SLA, into the name of and voted (where applicable) by an Approved Borrower.  BBH&Co. is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Fund, subject to the conditions of the relevant SLA.  The Fund may itself instruct BBH&Co. to terminate any loan on any date, subject to the conditions of the relevant SLA.  BBH&Co. agrees to comply with any such instruction.

4.1                   Limits on Return of Loaned Securities.  Except as noted in Section 4.2 below, The Fund acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from BBH&Co. terminating the applicable loan, but instead will be required to return such loaned securities within such period of time following such notice which is equal to the earlier of (i) the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or (ii) five business days (as defined in the SLA) from the giving of such notice.

4.2                   Recall of Loaned Securities.  Upon receiving a notice from the Fund that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), BBH&Co. shall (a) notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time periods specified in Section 4.1 above, or (b) otherwise cause to be delivered to the Fund, at BBH&Co.’s discretion, an equivalent amount of such security if and to the extent available as a result of a loan of equivalent securities on behalf of other clients participating in BBH&Co.’s securities lending program (i.e., reallocation).

4.3                   Notification of Sales of Loaned Securities.  The Fund hereby acknowledges its obligation to BBH&Co., as applicable, to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefore, on the trade date of such sale.

5.     Loan Collateral.  For each loan of securities, the Approved Borrower shall pledge as collateral cash in U.S. dollars or foreign currency(“Collateral”) having an initial market value (as determined by BBH&Co. pursuant to the applicable SLA) at least equal to 102% and 105% of the market value of the domestic U.S. and international loaned securities, respectively (as determined pursuant to the applicable SLA).

5.1                   Receipt of Collateral.  In respect of the commencement of any loan, BBH&Co. shall instruct the Approved Borrower to transfer to BBH&Co. (or, in the case of third party lending, the Fund’s custodian, as applicable)  the required Collateral.  Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of securities loaned.  If the Approved Borrower does not provide Collateral to BBH&Co., as previously agreed, then BBH&Co. will cancel the corresponding loan instruction prior to delivery.

5.2                   Holding and Administration of Collateral.  All Collateral shall be received (including, if applicable, upon transfer from the Fund’s custodian to BBH&Co. following a loan of US Securities delivered by the Fund’s custodian against receipt of cash Collateral from the Borrower), held and administered by BBH&Co. (as set forth in Operational Procedures) for the benefit of the Fund in the applicable Custody Account or other account established for the purpose of holding Collateral.  Collateral consisting of cash shall be placed in an investment listed in the attached Schedule 4 (“Permitted Investments”) in accordance with Section 7 hereof.

5.2.1                     Maintenance of Collateral Margin.  In respect of loans of securities entered into on behalf of the Fund, BBH&Co. will value and mark to market on a daily basis, in accordance with the applicable SLA, the loaned securities and all Collateral and, where applicable, BBH&Co. shall, in accordance with the provisions of the applicable SLA and this Agreement, request the Approved Borrower to deliver sufficient additional Collateral to the Fund to satisfy the applicable margin requirement.  If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower under the SLA, BBH&Co. will timely return such Collateral to the Approved Borrower.  BBH&Co. is authorized in respect of any securities loan or loans to consent to any adjustment in the amount available to be drawn under any letter of credit in order to satisfy any requirement under an SLA to return excess Collateral to the Approved Borrower as a result of marking-to-market.

5.2.2                     Return of Collateral.  Upon termination of the loan, BBH&Co. shall instruct the Approved Borrower to return the loaned securities to the applicable Custody Account.  BBH&Co. will instruct any custodian or subcustodian, if applicable, to accept such return delivery of loaned securities.  BBH&Co. shall monitor the return of loaned securities.  Once BBH&Co. has confirmed settlement of the return of the loaned securities, BBH&Co. shall effect, on behalf of the Fund, the redemption of any Permitted Investment, if applicable, and effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto.

6.     Income, Corporate Actions and Substitute Payments.  Income, corporate actions and Loan Substitute Payments (as defined in Sections 6.1 and 6.2) shall be dealt with as provided in this Section 6.

6.1                   Payments to Borrower.  BBH&Co. shall remit, or cause to be remitted, to any Approved Borrower the applicable Cash Collateral Fee (as defined in the SLA) when due in accordance with the Approved Borrower’s instructions.

6.2                   Income and Related Payments to Fund.  BBH&Co. shall instruct each Approved Borrower which is a party to an SLA to remit any payment in-lieu-of the interest or distribution declared on loaned securities (“Loan Substitute Payment”) which is (i) denominated in a currency other than U.S. dollars and (ii) denominated in U.S. dollars when the Loan Substitute Payment is not automatically distributed to the BBH&Co. depository account on behalf of the Fund by the applicable depository, and BBH&Co. shall receive, hold and administer the same, for the account of the Fund.  BBH&Co. shall also instruct each Approved Borrower which is a party to an SLA to remit any other fees payable on loaned securities to BBH&Co. for the account of the Fund, and BBH&Co. shall receive, hold and administer the same for the account of the Fund.  To the extent the Fund instructs BBH& Co. to deliver such payments to a third party, the provisions of the Funds Transfer Standing Instruction (Schedule 8) shall apply.

6.2                   Corporate Actions and Proxy Rights.  The Fund acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, it will not be entitled to (i) participate in any dividend reinvestment program; (ii) receive stock in an optional cash/stock dividend plan; or (iii) vote any proxies, except as described herein.  Corporate actions will otherwise be processed in accordance with the SLA and the Operational Procedures. Notwithstanding the foregoing, the Fund and the investment adviser, acting as an Approved Person, as defined herein, shall be entitled to instruct BBH&Co. to recall securities on loan for any reason, including to vote proxies.

7.     Investment of Cash Collateral.  Pursuant to the SLA, the Fund shall have the right to invest cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market).

7.1                   Collateral Investment Direction.  The Fund hereby authorizes and directs BBH&Co. to cause to be invested, on the Fund’s behalf and at the Fund’s sole risk, all Collateral by effecting purchase and sales and/or subscriptions and redemptions of such Collateral in any Permitted Investment set forth on Schedule 4 hereto (which may from time to time be updated in writing by the Fund).  Upon receipt of instructions (which may be in the form of a standing instruction) from the Fund, BBH&Co. shall, where applicable, send timely instructions to the transfer agent of a Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in one or more Permitted Investments.

7.2                   Collateral Investment Risk.  Any such investment shall be at the sole direction and risk of the Fund.  Any income or gains and losses from investing and reinvesting any cash Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Fund’s risk, and the Fund agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee), the Fund will, on demand of BBH&Co., immediately pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

7.3                   No Investment Advice.  The Fund understands and agrees that (i) BBH&Co. shall not provide investment advice or exercise any decision-making authority or control with respect to the investment of cash Collateral, and (ii) any investment of cash Collateral in one or more Permitted Investments may only be effected upon the Fund’s instruction to BBH&Co. (which may be in the form of a standing instruction).

8.     Borrower Default.  In the event of default by an Approved Borrower with respect to any loan entered into pursuant to a SLA, BBH&Co. will take such actions as are set forth in the applicable SLA.  In addition, the following provisions shall apply.  For the avoidance of doubt, in the case of third party lending, BBH&Co. shall not be responsible for any shortfall in Collateral that results from any act or omission (including insolvency) of the Fund’s custodian.

8.1                   Replacement of Loaned Securities.  If a borrower fails, pursuant to the SLA with BBH&Co., to return loaned securities with respect to a loan when due (“Default Event”), then BBH&Co. shall be responsible to the Fund as follows:  BBH&Co. shall use the Collateral or the proceeds of the liquidation of such Collateral to purchase for the affected Fund’s account, for settlement in the normal course, replacement securities of the same issue, type, class, series, and maturity (if applicable) as that of the loaned securities (“Buy-In”).  If the value of the Collateral is less than the purchase cost of replacement securities (or liquidated damages calculated under Section 8.2), BBH&Co. shall be responsible for satisfying such shortfall but only to the extent that such shortfall is not due to any diminution in the Collateral Value (as defined in this Section) which is due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement.  For purposes of this Section, “Collateral Value” shall be calculated in accordance with the following terms:

8.1.1                     Value of Cash Collateral.  In the case of loans collateralized solely by cash Collateral, the greater of:  (i) the amount of the cash Collateral pledged by a borrower with respect to a loan, or (ii) the market value of the investment of such cash Collateral.

8.1.2                     Valuation Date.  Collateral Value shall be determined on the date of the Buy-In (or the payment made pursuant to Section 8.2 below).

8.1.3                     Market Value.  Market value shall be determined by BBH&Co., where applicable, based upon prices obtained from recognized pricing services or dealer price quotations.

8.2                   Impossibility of Replacement/Liquidated Damages.  If BBH&Co. determines that a Buy-In is commercially impracticable, BBH&Co. shall, in lieu of effecting a Buy-In, pay to the affected Fund an amount equal to the market value of the loaned securities determined at the close of business on the date of the Default Event to be reduced by any shortfall in the Collateral Value that is due to the reinvestment risk borne by the Fund pursuant to Section 7.2.

8.3                   Replacement of Distributions.  In addition to making the purchases or payments required above, BBH&Co. shall pay to the Fund the value of all distributions on the loaned securities, the record dates for which occur before the date that BBH&Co. executes a Buy-In or makes the payments to the Fund required pursuant to Section 8.2 and that have not otherwise been credited to the Fund’s Custody Account.  For purposes of this Section, the value of such distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such distributions.  BBH&Co. shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of distributions and BBH&Co. shall be responsible for satisfying any shortfall, but only to the extent that such shortfall in the Collateral Value is not due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement.

8.4                   Collateral not in Possession or Control of BBH&Co.  If, on the date of the Default Event by reason of the Fund’s request or actions, BBH&Co. is not in possession or control of the Collateral allocated to the defaulted Loan, the Fund shall, to the extent practicable, cause such Collateral to be transferred to BBH&Co. by the close of business on the day BBH&Co. requests such a transfer, and, if not practicable, upon the opening of the Fedwire  on the business day following the date that BBH&Co. requested the transfer. Upon BBH&Co.’s timely receipt such Collateral shall be applied by BBH&Co. against the cost of any Buy-In or replacement payment in accordance with Section 8.2.  In the event that such Collateral is not timely transferred to BBH&Co., the Buy-In or replacement provisions of Section 8.2 shall not apply and the compensation to the Fund shall be limited to the shortfall, if any, between the Collateral Value and the market value of the loaned securities as determined at the close of business on (i) the date of the Default Event or (ii) the date such Collateral is so transferred, but only to the extent that any such shortfall in the Collateral Value is not due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement, whichever is lesser.

8.5                   Subrogation and Assignment of Rights in Collateral.  In the event that BBH&Co. is required to perform a Buy-In, make any payment of distributions, and/or make any payment of liquidated damages under this Section, the Fund agrees that, to the extent of such performance or payment, BBH&Co. shall be subrogated to, and the Fund shall assign, and be deemed to have assigned, to BBH&Co. all of such Fund’s rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by the Borrower in respect of such loan (including any letters of credit and the issuers thereof) and all proceeds of such Collateral.  In the event that the Fund receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which BBH&Co. is subrogated as provided herein, the Fund shall promptly remit or pay to BBH&Co. the same (or, where applicable, its United States dollar equivalent).

9.     Statements.  BBH&Co. will provide to the Fund (i) upon request, a daily statement of activity setting forth or electronic access to information relating to loaned securities and respective counterparty, marks-to-market and termination, loan value, rebate rate, revenue generated by loan and (ii) on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent by the Fund, the value of such securities, the identity of the Approved Borrowers, the nature and amount of Collateral pledged or delivered as security for the loaned securities, the income received (or loss incurred) from the daily investment of cash Collateral, the amounts of any fees or payments paid with respect to each loan and such other information as the parties hereto may agree to from time to time.  For purposes hereof, “Business Day” means any day on which BBH&Co. is open for business in Boston, Massachusetts.  BBH&Co. (unless otherwise instructed by the Fund) shall instruct any Approved Borrower to remit directly to BBH&Co., as applicable, all amounts and fees due the Fund pursuant to any loan of securities, which BBH&Co. shall in turn pay to the Fund.

10.  SIPC Coverage.  THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES.

11.  Fund Information.  The Fund covenants and agrees to promptly furnish to BBH&Co. any information regarding the Fund which is necessary to effect transactions on behalf of the Fund including, but not limited to, restrictions it wishes to impose with respect to the acceptance of forms of collateral or lending to any Approved Borrower(s) or any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument.

12.  Tax Treatment.  The Fund acknowledges that the tax treatment of Loan Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Fund has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder.  The Fund also acknowledges that, to the extent that either the Fund or the Approved Borrower is a non-U.S. resident, BBH&Co. may be required to withhold tax on amounts payable to or by the Fund pursuant to a securities loan and may at any time claim from the Fund any shortfall in the amount BBH&Co. so withheld.  The parties intend any securities loan to qualify as a securities lending transaction subject to Section 1058 of the Internal Revenue Code of 1986, as amended, and, in that connection, BBH&Co. confirms that its documentation is designed to help assure that lending transactions so qualify. Each party shall refrain from taking any action that would knowingly cause any securities loan to fail to so qualify.

13.  Responsibility of BBH&Co.  BBH&Co. shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending transactions under the facts and circumstances prevailing in the market where the service is effected.    Subject to the requirements of applicable law, BBH&Co. shall not be liable with respect to any losses incurred by the Fund in connection with this securities lending program, the investment of cash Collateral in a Permitted Investment(s), or under any provision hereof, except to the extent that such losses result from its negligence, bad faith or willful misconduct in the performance of its duties under this Agreement or except as otherwise explicitly provided in Section 8 of this Agreement.  BBH&Co. shall not be liable for losses, costs, expenses or liabilities caused by or resulting from the acts or omissions of the Fund or of any agent or third party custodian of the Fund.   No party to this Agreement shall be responsible for any special, punitive, indirect or consequential damages, whether or not  the party has been apprised of the likelihood of such damages.

14.  Indemnity.  Except as expressly set forth in Section 8.1 hereof, and for operating expenses arising in the ordinary course of BBH&Co. in providing services hereunder, the Fund hereby indemnifies

BBH&Co. (which, for purposes of this paragraph shall include its respective officers, directors, partners, managers, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses (including the fees and expenses of counsel) incurred, suffered or sustained by BBH&Co., which directly or indirectly arise from performance of this Agreement or any transaction effected pursuant to an SLA (including, without limitation the reversal of earnings paid to the Fund with respect to a loan if the securities are sold by the Fund and any applicable corporate action entitlements are owed to the purchaser), except to the extent that such claims, damages, liabilities, losses, costs or expenses were caused solely by the negligence, bad faith or willful misconduct of BBH&Co.  This indemnity shall survive the termination of this Agreement and the resignation or removal of BBH&Co. as agent.

15.  Security Interest.  The Fund hereby grants a lien and security interest (each a “Security Interest”) to BBH&Co. in its interest in any and all property now or hereafter held on behalf of the Fund in any custody account or clearance or settlement account maintained with BBH&Co. or to which this Agreement relates, said Security Interests to secure payment and performance of any indebtedness or other liability the Fund incurs to BBH&Co., including (without limitation) reimbursement of any payment made under this Agreement in advance of the receipt of good funds, and/or reversal of earnings paid to the Fund with respect to a loan if the securities are sold by the Fund and any applicable corporate action entitlements are owed to the purchaser, for account of the Fund, as the case may be, in respect of any securities lending transaction hereunder (“Securities Lending Obligations”).  In the event that the custody account is held with a third party custodian, the Fund shall, if requested to do so by BBH&Co. in writing, undertake to notify said custodian of the Security Interest and to take all reasonable steps to secure the perfection of the same.

16.  Representations and Warranties.  Each party represents and warrants to each other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms.  In addition, the Fund represents that:  (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Fund (including any limits as to the aggregate amount of authorized lending under such documents); (b) as to any securities lent at any time and from time to time on behalf of the Fund, the Fund shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist; (c) it is not a plan subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and agrees to promptly notify  BBH&Co. if this representation shall cease to be true at any time during the term of this Agreement; and (d) the reinvestment of cash Collateral in each Permitted Investment is consistent with the Fund’s investment policy and guidelines.

17.  Professional Investor Declaration.  Each Fund acknowledges and agrees that in connection with this Agreement and any SLA, BBH&Co. and its affiliates will treat the Fund as a “professional investor” for purposes of applicable conduct of business rules (a “Professional Investor”).

18.  Non-Exclusivity of Agency Service and Similar Matters.  The Fund acknowledges that BBH&Co., acting on behalf of other accounts, may effect transactions with or for the same institutions to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations.  The Fund further acknowledges that BBH&Co. may engage in securities lending transactions as agent for other lenders.  Lending opportunities among borrowers shall be allocated at the discretion of BBH&Co. in an equitable manner.

19. Disclosure of Information.  The Fund acknowledges that BBH&Co. may share general information on its securities lending program including statistics at the Fund and/or aggregate level for consulting practices and benchmarking purposes. The Fund hereby authorizes BBH&Co. to disclose from time to time certain Fund information to non-affiliated companies for the above purposes, but in no event shall such information include the name of the Fund.  Any non-public confidential information about either party and identified by said party as confidential, disclosed to or obtained by the other party hereunder in connection with this Agreement (“Confidential Information”) shall be kept confidential by receiving party except to the extent determined in good faith by the receiving party to be reasonably necessary to perform its respective role hereunder and except as may be necessary to comply with applicable law, regulation; or to cooperate with any reasonable request made by a governmental entity with jurisdiction over the party; or to obtain confidential legal, audit, tax or accounting advice; or in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement; or that is requested or required in any legal or regulatory proceeding, investigation, audit, examination, subpoena or other similar process; or as otherwise provided in this Agreement.  It is acknowledged and agreed that the terms and conditions of this Agreement and each Fund’s non-public identification and amount of securities holdings shall be Confidential Information hereunder.  Confidential Information of a disclosing party shall in no event include information (i) which the receiving party knew on a non-confidential basis at the time of first disclosure to it; (ii) is or becomes generally known in the industry or public knowledge without default by the receiving party of its obligations hereunder; or (iii) which the receiving party can demonstrate has been independently developed by the receiving party without use or reference to the Confidential Information.

20.  Force Majeure.  BBH&Co. shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer or communications service (hardware or software, except to the extent such malfunction is the direct result of BBH&Co.’s negligence, failure to exercise reasonable care, fraud, bad faith or willful misconduct); accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.  Without limiting the foregoing, BBH&Co. shall not be responsible for economic, political or investment risks incurred through the Fund’s participation in this securities lending program.

21.  Reliance on Fund Communications.  BBH&Co. shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), e-mail, telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person (“Approved Person”) of the party sending such certification, notice or other communication.  Set forth in Schedule 5 hereto is a list of Approved Persons for each of the parties hereto, which list may be amended by any party from time to time upon notice to the other parties.  No provision of this Agreement shall require BBH&Co. to expend or risk its own funds in the performance of its duties hereunder, except as expressly provided in this Agreement.  BBH&Co. reserves the right to notify the Fund of any restrictions (self-imposed or otherwise) concerning its activities worldwide.  BBH&Co. shall have the right to consult with counsel with respect to its rights and duties hereunder and shall not be liable for actions taken or not taken in reliance on such advice.

22.  Compensation.  The basis of BBH&Co.’s compensation for its activities hereunder and in respect of any loan is set forth in Schedule 6 hereto.  BBH&Co. shall notify the Fund, on or about the 7th (seventh) Business Day of each month, of the amount of fees due BBH&Co. hereunder and, promptly upon receipt of such notice, the Fund shall effect the requisite payment to BBH&Co. in immediately available funds of U.S. dollars, or pursuant to such other means as provided for in the Operational Procedures.

23.  Termination.  This Agreement may be terminated at the option of any of the parties and shall be effective upon delivery of thirty (30) day written notice to the other parties hereto or on such date as the written notice shall provide; provided that the Fund’s indemnification shall survive any such termination.  The Fund may remove BBH&Co. as lending agent, with or without cause.  Such removal shall be effective upon delivery of written notice to the party being removed.  Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all securities loans outstanding on the termination date, which securities loans shall, however, be terminated as soon as reasonably practicable.

24.  Action on Termination.  It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by BBH&Co. and (b) BBH&Co. shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding loans.  The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

25.  Notices.  All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, e-mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 7 hereto.  Notices shall be effective upon receipt.

26.  Governing Law and Jurisdiction.  This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law provisions thereof.  The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of the State of New York and the federal courts located in New York City in the Borough of Manhattan.

27.  Amendment and Effect.  This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.  This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Fund.  This Agreement shall not be assigned by any party without the prior written consent of the other parties.  This Agreement may be executed in several counterparts each of which shall be an original and all of which shall constitute one and the same.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

14.  Rule 38a-1.  BBH&Co. acknowledges that a Fund may be required to seek information from BBH&Co. in connection with this Agreement in order to comply with Rule 38a-1 of the Investment Company Act of 1940, as amended.  BBH&Co. shall use reasonable efforts to respond to such requests for such information from the Funds’ Chief Compliance Officer, subject to policies and procedures of BBH&Co. designed to protect (a) confidential information relating to other customers of BBH&Co. and (b) documents and information that are considered proprietary to BBH&Co. and not for external distribution as determined by BBH&Co.’s legal or compliance advisers.  Accordingly and subject to the foregoing, throughout the term of this Agreement, BBH&Co. agrees to provide the Fund with (i) access to compliance policies and procedures related to the services provided to the Funds by BBH&Co. pursuant to this Agreement; (ii) a written summary of these policies and procedures; and, (iii) a certification to the Funds’ Chief Compliance Officer of BBH&Co.’s compliance with respect to said applicable policies and procedures that the Fund may reasonably request to enable the Fund to comply with Rule 38a-1 under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1, HERETO

By:	/s/Jennifer E. Spratley

Name: Jennifer E. Spratley
Title: Vice President

BROWN BROTHERS HARRIMAN & CO. AS AGENT

By:	/s/Thomas Poppey

Name: Thomas Poppey
Title: Senior Vice President

SCHEDULE 1

Series/Portfolio	Available Securities

PNC BALANCED ALLOCATION FUND	*
PNC BOND FUND	*
PNC GOVERNMENT MORTGAGE FUND	*
PNC HIGH YIELD BOND FUND	*
PNC INTERMEDIATE BOND FUND	*
PNC INTERMEDIATE TAX-EXEMPT BOND FUND	*
PNC INTL EQUITY FUND (GE)	*
PNC INTL EQUITY FUND (PNC)	*
PNC INTL EQUITY FUND (POLARIS)	*
PNC LARGE CAP CORE EQUITY FUND	*
PNC LARGE CAP GROWTH FUND	*
PNC LARGE CAP VALUE FUND	*
PNC LIMITED MATURITY BOND FUND	*
PNC MARYLAND TAX-EXEMPT BOND FUND	*
PNC MICHIGAN INTERMEDIATE MUNI BOND FUND	*
PNC MID CAP VALUE FUND	*
PNC MULTI-FACTOR SMALL CAP CORE FUND	*
PNC MULTI-FACTOR SMALL CAP GROWTH FUND	*
PNC MULTI-FACTOR SMALL CAP VALUE FUND	*
PNC OHIO INTERMEDIATE TAX-EXEMPT BOND FUND	*
PNC PENNSYLVANIA INTERMEDIATE BOND FUND	*
PNC S&P 500 INDEX FUND	*
PNC SMALL CAP CORE FUND	*
PNC TAX-EXEMPT LIMITED MATURITY BOND FUND	*
PNC TOTAL RETURN ADVANTAGE FUND	*
PNC ULTRA SHORT BOND FUND	*

* All Securities held in custody with the Funds’ custodian (or subcustodians).

SCHEDULE 2

Approved U.S. Borrowers

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNP Paribas Prime Brokerage, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

JP Morgan Clearing Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

MS Securities Services Inc.

National Financial Services LLC

SG Americas Securities, LLC

UBS Securities LLC

SCHEDULE 3

FORM OF SECURITIES LOAN AGREEMENT

SCHEDULE 4

PERMITTED INVESTMENTS

FOR CASH COLLATERAL

PNC Government Money Market Fund

SCHEDULE 5

LIST OF APPROVED PERSONS

For the Fund:	For the Agent:
Matthew Hostelley	Christine Donovan
John Kernan	Keith Haberlin
Jennifer Spratley	Neil Hiralall
Savonne Ferguson	Julie Hubbard
Andrew Harding	Rebecca Nordhaus
Mark McGlone	Mark Payson
Thomas Poppey
Elizabeth Seidel

SCHEDULE 6

FEES

For each cash collateralized loan effected hereunder, 20% of the difference between (i) the income earned on the investment of cash Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) in respect of such loan.

BBH&Co. agrees to pay, from its own resources, transaction fees related to securities lending hereunder that are assessed by the Fund’s custodian up to $45,000 annually.

SCHEDULE 7

NOTICES

If to the Fund:

Address:	Two Hopkins Plaza, 4th Floor
Baltimore, MD 21201
Attn: Jennifer Spratley
Telephone:	410-237-5852
Facsimile:	419-230-9220

If to the Agent:

Address:	50 Milk Street
Boston, MA 02109
Attn: Elizabeth Seidel
Telephone:	617.772.6146
Facsimile:	617.772.2404

SCHEDULE 8

FUNDS TRANSFER STANDING INSTRUCTION

This Funds Transfer Standing Instruction is dated as of                                 , 2011 between Brown Brothers Harriman & Co. (the “Agent”) and each of the series/portfolios of the PNC Funds listed on Schedule 1 to the SLAA (the “Lender”).

The Agent and the Lender entered into a Securities Lending Agency Agreement dated as of                               , as amended (the “SLAA”).  The Lender desires to provide a standing instruction to the Agent in  connection with the electronic wire transfer of income and other payments to the Lender and/or the investment of cash Collateral (as defined in the SLAA) as provided in the SLAA (each a “Payment Order”).  The parties hereto agree as follows:

1.             Execution of Payment Orders.  The Agent is hereby instructed by the Lender to execute each Payment Order, whether denominated in United States dollars or other applicable currencies, by remitting each such payment as follows:

Payment Orders of Income and Other Payments (excluding Collateral):

Currency:	U.S. $

Destination Bank:	The Bank of New York Mellon

ABA or Sort Code:	021000018
Address:	NEW YORK, NY 10286

Beneficiary Name:	PNC Funds

Beneficiary Account Number:	IMMXXXXXX8400

Authorized Maximum Amount per Payment Order:	$1,000,000,000

With respect to Payment Orders for the investment of cash Collateral, the account opening application(s), subscription agreement(s) and/or other documents in connection therewith (collectively, the “Investment Documents”) executed by the Lender and/or the Agent on behalf of the Lender for the investment of Collateral shall constitute a standing instruction to the Agent to wire transfer cash for investment in such Collateral.

The Agent will not contact the Lender to verify the above information (or the information in the Investment Documents) prior to the execution of any Payment Order.  In addition, the Lender agrees and acknowledges in connection with (i) the size, type and frequency of Payment Orders normally issued or expected to be issued by the Lender to the Agent, (ii) all means of electronic funds transfer offered to the Lender by the Agent, and (iii) the usual security procedures used by

Lender and receiving banks similarly situated, the process described above shall be deemed commercially reasonable.

2.             Cancellation or Modification of Standing Instruction Payment Orders.   The Lender may cancel or modify a Payment Order by providing written notice to the Agent in such form as the Agent shall require.  But, the Agent shall have no liability for its failure to act on a cancellation or modification instruction unless the Agent has received such instruction at a time and in a manner affording the Agent reasonable opportunity to act prior to the Agent’s execution of the Payment Order.

3.             Responsibility for the Detection of Errors and Unauthorized Payment Orders.   The Lender hereby acknowledges that the Agent will act on the basis of the Beneficiary Account Number given above. The Agent shall not be responsible for confirming that the Beneficiary Name owns the Beneficiary Account Number specified.  The Agent shall not be liable for interest on the amount of any Payment Order that was not authorized or was erroneously executed unless the Lender so notifies the Agent within thirty (30) business days following the Lender’s receipt of notice that such Payment Order had been processed. If a Payment Order was not authorized by the Lender or interest on any amount is payable by the Agent to the Lender, the liability of the parties will be governed by the applicable provisions of Article 4A of the Uniform Commercial Code of the State of New York.  Notwithstanding anything in this Funds Transfer Standing Instruction and the SLA to the contrary, the Agent shall in no event be liable for any consequential or special damages under this Funds Transfer Standing Instruction, even if the Agent has been advised of the possibility of such damages.

4.             Laws and Regulations.   The rights and obligations of the Agent and the Lender with respect to any Payment Order executed pursuant to this Funds Transfer Standing Instruction will be governed by any applicable laws, regulations, circulars and funds transfer system rules, the laws and regulations of the United States of America and of other relevant countries including exchange control regulations and limitations on dealings or other sanctions, and including without limitation those sanctions imposed under the law of the United States of America by the Office of Foreign Assets Control.  Any taxes, fines, costs, charges or fees imposed by relevant authorities on such transactions shall be for the account of the Lender.  The terms and conditions of this Funds Transfer Standing Instruction are in addition to the terms and conditions of the SLAA.

IN WITNESS WHEREOF, the parties hereto acknowledge their agreement with the terms above.

Accepted and agreed:

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1 OF THE SLAA		BROWN BROTHERS HARRIMAN & CO.

By:	/s/Jennifer E. Spratley	By:	/s/Thomas Poppey
Name: Jennifer E. Spratley		Name: Thomas Poppey
Title: Vice President		Title: Senior Vice President